UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2024

HELIOS TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in Its Charter)

Florida	001-40935	59-2754337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7456 16th St E
Sarasota, Florida		34243
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 941 362-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $.001 Par Value	HLIO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On June 25, 2024 (the “Credit Facility Closing Date”), Helios Technologies, Inc., a Florida corporation (“Helios” or the “Company”), and certain of its subsidiaries party thereto as guarantors entered into a Third Amended and Restated Credit Agreement (the “Third Amended and Restated Credit Agreement”) with PNC Bank, National Association (“PNC Bank”), as administrative agent, and the various lenders party thereto, which amends, restates and supersedes the Second Amended and Restated Credit Agreement dated as of October 28, 2020 (as amended, restated, modified or supplemented). The Third Amended and Restated Credit Agreement provides (i) a revolving credit facility (“Revolving Credit Facility”) in the aggregate principal amount of $500 million as of the Credit Facility Closing Date and (ii) a five-year term loan facility (“Term Loan Facility”) in the aggregate principal amount of $300 million that will be funded in a single drawing on the Credit Facility Closing Date, with the option to increase the revolver or incur one or more additional term loans by a maximum of $400 million, subject to new or existing lenders agreeing to participate in the increase and other customary conditions. The total commitments under the Third Amended and Restated Credit Agreement are not to exceed $1.2 billion.

Scheduled principal payments under the Term Loan Facility are payable in quarterly installments beginning on September 28, 2024 and continuing on the last day of each following fiscal quarter, beginning at $3.75 million before increasing to $5.6 million in June 2026 and $7.5 million in June 2028. All remaining principal and unpaid accrued interest are due on the Term Loan Facility maturity date, which is June 25, 2029.

Pursuant to the Third Amended and Restated Credit Agreement, Helios can select an interest rate for its Revolving Credit Facility and Term Loan Facility from the following options:

•
Borrowings under the Revolving Credit Facility that are U.S. dollar denominated and the Term Loan Facility can accrue interest at a variable rate equal to (i) the term secured overnight financing rate (“Term SOFR”) or (ii) the greater of (a) the overnight bank funding rate, plus 0.5%; (b) the prime rate, and (c) the daily simple SOFR rate plus 1.00% (the greatest of clauses (a) through (c), the “Base Rate”), plus a margin of between 1.25% and 2.25% for the term SOFR rate and between 0.25% and 1.25% for the Base Rate depending, in each case, on Helios’s net leverage ratio.
•
Borrowings under the Revolving Credit Facility denominated in other currencies can accrue interest at the reference rate specified in the Third Amended and Restated Credit Agreement for such currency for each applicable interest period plus a margin of between 1.25% and 2.25% depending on Helios’s net leverage ratio.
•
Any swingline loans made will bear interest at the daily simple SOFR rate plus a margin of between 1.25% and 2.25% depending on Helios’s net leverage ratio.

The obligations under the Third Amended and Restated Credit Agreement are guaranteed by each of the Company’s domestic subsidiaries. The obligations under the Third Amended and Restated Credit Agreement are secured by substantially all of the assets of the Company and the guarantors.

The Third Amended and Restated Credit Agreement requires the Company to maintain a consolidated total net leverage ratio not to exceed 3.75 to 1.00, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended. The maximum permitted total net leverage ratio is temporarily increased by 0.50 to 1.00 at the closing of a material permitted acquisition and for the following twelve months. The Third Amended and Restated Credit Agreement also requires the Company to maintain a minimum interest coverage ratio of no less than 3.00 to 1.00, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended.

The foregoing description of the Third Amended and Restated Credit Agreement is subject to, and is qualified in its entirety by, the text of the Third Amended and Restated Credit Agreement, which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On June 26, 2024, the Company issued a press release in connection with Third Amended and Restated Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1* Third Amended and Restated Credit Agreement, dated June 25, 2024, by and among Helios Technologies, Inc. as Borrower, the Guarantors party thereto, the financial institutions party thereto from time to time as lenders, and PNC Bank, National Association, as Administrative Agent (filed herewith).

99.1 Press release dated June 26, 2024

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HELIOS TECHNOLOGIES, INC.

Date:	June 26, 2024	By:	/s/ Sean Bagan
Sean Bagan Chief Financial Officer (Principal Financial and Accounting Officer)